                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                  FORM 8-K/A



                                CURRENT REPORT



                      PURSUANT TO SECTION 13 OR 15(d) OF
                                THE SECURITIES



        Date of Report (Date of earliest event reported)  March 3, 1998




                          CINCINNATI BELL INC.
            (Exact name of registrant as specified in its charter)




             Ohio                       1-8519                   31-1056105
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
      of incorporation)                                    Identification No.)



    201 East Fourth Street, Cincinnati, Ohio                      45202
     (Address of principal executive office)                    (Zip Code)



    Registrant's telephone number, including area code       (513) 397-9900



                                      N/A
         (Former name or former address, if changed since last report)

Item 7.   Financial Statements

          (a)  Financial statements:

                     Financial statements of AT&T Solutions Customer Care (Transtech) for the years ended December 31, 1997, 1996 and 1995.

          (b)  Pro Forma financial information:

                     Unaudited Pro Forma Condensed Consolidated Financial Statements for Cincinnati Bell Inc. See "Index to Unaudited Pro Forma Condensed Consolidated Financial Statements," on page F-13.






                                Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: May 15, 1998

                                                 Cincinnati Bell Inc.


                                                 By: /s/ Brian C. Henry
                                                 ----------------------
                                                 Brian C. Henry
                                                 Executive Vice President and
                                                 Chief Financial Officer

                        AT&T SOLUTIONS CUSTOMER CARE

                   REPORT ON AUDITS OF FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1997 AND 1996 AND
                      FOR EACH OF THE THREE YEARS IN THE
                        PERIOD ENDED DECEMBER 31, 1997







TABLE OF CONTENTS

                                                                     PAGES


Report of Independent Accountants                                     F-2


Financial Statements:



   Balance Sheets                                                     F-3


   Statements of Income                                               F-4


   Statements of Changes in Shareowner's Investment                   F-5


   Statements of Cash Flows                                           F-6


   Notes to Financial Statements                                      F-7
                                                                       to
                                                                      F-12

REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareowner and Board of Directors of American Transtech Inc., doing business as AT&T Solutions Customer Care:

We have audited the accompanying balance sheets of AT&T Solutions Customer Care as of December 31, 1997 and 1996, and the related statements of income, changes in shareowner's investment, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AT&T Solutions Customer Care as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

AT&T Solutions Customer Care has a significant number of transactions with AT&T and other AT&T subsidiaries, as discussed in Notes 2, 6 and 11.



/s/ Coopers & Lybrand L.L.P.

Jacksonville, Florida
May 1, 1998

AT&T SOLUTIONS CUSTOMER CARE
BALANCE SHEETS
AS OF DECEMBER 31, 1997 AND 1996
(DOLLARS IN THOUSANDS, EXCEPT FOR SHARES)


                           ASSETS                           1997         1996
   Current assets:
     Cash                                                $      -     $      -
     Accounts receivable trade, net of allowance
       for doubtful accounts of $563 and $300              39,370       24,841
     Amounts due from AT&T and AT&T subsidiaries, net      24,096       31,990
     Prepaid expenses and other receivables                 2,208        3,025
     Deferred income taxes                                    789        4,930
                                                         --------     --------
       Total current assets                                66,463       64,786

     Property and equipment, net                           87,211       85,481
                                                         --------     --------

                                                         $153,674     $150,267
                                                         --------     --------
                                                         --------     --------

           LIABILITIES AND SHAREOWNER'S INVESTMENT

   Current liabilities:
     Accounts payable and accrued liabilities            $ 33,225     $ 24,271
     Accrued payroll and related benefits                  17,039       10,883
     Cash overdrafts                                        8,690       10,047
     Obligations under capital leases, current portion        190            -
                                                         --------     --------
       Total current liabilities                           59,144       45,201

     Deferred income taxes                                 16,903       14,649
     Obligations under capital leases, less current
       portion                                              2,563            -
                                                         --------     --------

       Total liabilities                                   78,610       59,850
                                                         --------     --------

     Shareowner's investment:
     Common stock, $1 par value; 1,000 shares
       authorized,issued and outstanding                        1            1
     Additional paid-in capital                            51,850       51,850
     Retained earnings                                     24,113       37,979
     Cumulative translation adjustments                      (900)         587
                                                         --------     --------
       Total shareowner's investment                       75,064       90,417
                                                         --------     --------

     Total liabilities and shareowner's investment       $153,674     $150,267
                                                         --------     --------
                                                         --------     --------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

AT&T SOLUTIONS CUSTOMER CARE
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(DOLLARS IN THOUSANDS)


                                                      1997            1996           1995
Operating revenue                                   $402,371        $347,583       $333,799

Operating expenses:
  Costs of services                                  285,015         232,464        228,784
  Selling, general and administrative                 71,095          67,174         65,142
  Depreciation and amortization                        7,875           9,449         11,878
  Restructuring charge                                     -               -         22,265
                                                    --------        --------       --------
    Total operating expenses                         363,985         309,087        328,069
                                                    --------        --------       --------

    Operating income                                  38,386          38,496          5,730
                                                    --------        --------       --------

Other income (expense):
  Interest expense                                      (159)              -              -
  Net other expense/income                             1,105           2,876            459
                                                    --------        --------       --------
    Other income (expense)                               946           2,876            459
                                                    --------        --------       --------

Income before income taxes                            39,332          41,372          6,189
Provision for income taxes                            15,198          16,044          2,479
                                                    --------        --------       --------

Net income                                          $ 24,134        $ 25,328       $  3,710
                                                    --------        --------       --------
                                                    --------        --------       --------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

AT&T SOLUTIONS CUSTOMER CARE
STATEMENTS OF CHANGES IN SHAREOWNER'S INVESTMENT
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(DOLLARS IN THOUSANDS)


                                                                                                                      TOTAL
                                                                                                    CURRENCY          SHARE-
                                                                      ADDITIONAL                   TRANSLATION       OWNER'S
                                                        COMMON         PAID-IN        RETAINED       ADJUST-         INVEST-
                                                         STOCK         CAPITAL        EARNINGS        MENTS           MENT
Balance, December 31, 1994                               $  1          $ 51,850        $ 39,741     $               $ 91,592

Dividends declared and paid                                 -                 -         (21,300)          -          (21,300)

Net income                                                  -                 -           3,710           -            3,710
                                                         ----          --------        --------     -------         --------

Balance, December 31, 1995                                  1            51,850          22,151           -           74,002

Dividends declared and paid                                 -                 -          (9,500)          -           (9,500)

Accumulated translation adjustment                          -                 -               -         587              587

Net income                                                  -                 -          25,328           -           25,328
                                                         ----          --------        --------     -------         --------

Balance, December 31, 1996                                  1            51,850          37,979         587           90,417

Dividends declared and paid                                 -                 -         (38,000)          -          (38,000)

Accumulated translation adjustment                          -                 -               -      (1,487)          (1,487)

Net income                                                  -                 -          24,134           -           24,134
                                                         ----          --------        --------     -------         --------

Balance, December 31, 1997                               $  1          $ 51,850        $ 24,113     $  (900)        $ 75,064
                                                         ----          --------        --------     -------         --------
                                                         ----          --------        --------     -------         --------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

AT&T SOLUTIONS CUSTOMER CARE
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(DOLLARS IN THOUSANDS)


                                                             1997           1996           1995
Cash flow from operating activities:
  Net income                                              $ 24,134       $ 25,328       $  3,710
  Adjustment to reconcile net income to net cash
      provided by operating activities:
    Depreciation and amortization                            7,875          9,449         11,878
    Business restructuring reserve for fixed assets              -              -         11,500
    Provision for doubtful accounts                            263             (5)           201
    Change in assets and liabilities:
      Accounts receivable                                  (14,793)        12,952        (15,439)
      Transfers from AT&T, net                               7,894         (6,093)        11,381
      Prepaid expenses and other receivables                   816           (331)         3,182
      Accounts payable and accrued liabilities               8,954           (383)         7,437
      Payroll and accrued benefits                           6,156        (17,532)         6,525
      Deferred income taxes                                  6,395         11,375         (2,887)
                                                          --------       --------       --------
        Total adjustments                                   23,560          9,432         33,778
                                                          --------       --------       --------
        Net cash provided by operating activities           47,694         34,760         37,488
                                                          --------       --------       --------

Cash flows from investing activities:
  Capital expenditures                                      (6,581)       (37,937)       (11,433)
  Decrease in long-term note receivables                         -          2,043            334
                                                          --------       --------       --------
        Net cash used in investing activities               (6,581)       (35,894)       (11,099)
                                                          --------       --------       --------

Cash flows from financing activities:
  Principal payments under capital lease obligations          (269)             -              -
  Cash overdrafts                                           (1,357)        10,047              -
  Dividends paid                                           (38,000)        (9,500)       (21,300)
                                                          --------       --------       --------
        Net cash used in financing activities              (39,626)           547        (21,300)
                                                          --------       --------       --------

Effect of exchange rate changes on cash                     (1,487)           587              -

Net increase in cash and cash equivalents                        -              -          5,089
Cash and cash equivalents, beginning of year                     -              -         (5,089)
                                                          --------       --------       --------
Cash and cash equivalents, end of year                    $      -       $      -       $      -
                                                          --------       --------       --------
                                                          --------       --------       --------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest                    $    105       $      -       $      -
                                                          --------       --------       --------
                                                          --------       --------       --------

NON CASH INVESTING ACTIVITIES:
  During 1997, Solutions entered into capital lease arrangements totaling $3,022.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

AT&T SOLUTIONS CUSTOMER CARE
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)


1.   ORGANIZATION:

     AT&T Solutions Customer Care (Solutions) is the customer care business of American Telephone and Telegraph Company (AT&T) that includes American Transtech, Inc. (Transtech), a wholly owned subsidiary of AT&T, and the Canadian customer care business of AT&T. Solutions provides customer care and employee care teleservices to AT&T and other Global 2000 companies. These financial statements consist of the accounts of Transtech and the assets, liabilities and operations of the Canadian customer care business of AT&T.



2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION - The financial statements reflect the financial position, results of operations, changes in shareowner's investment and cash flows of Solutions, as if Solutions were a separate entity for all periods presented. The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to Solutions.

     AT&T uses a centralized approach to cash management and the financing of its operations. As a result, cash and cash equivalents and debt were not allocated to Solutions in the financial statements. Solution's financing requirements are represented by cash transactions with AT&T and are reflected in the "Amounts due from AT&T" account. Assets and liabilities of AT&T relating to certain employee benefits have not been allocated to Solutions. However, AT&T charges Solutions, and other AT&T subsidiaries, their allocated share of the annual expenses related to these employee benefits. Activity in the Amounts due from AT&T account relates to net cash flows of Solutions as well as changes in the assets and liabilities not allocated to Solutions.

     General corporate overhead related to AT&T's corporate headquarters and common support functions has been allocated to Solutions, to the extent such amounts are applicable to Solutions, based on the ratio of Solutions external costs and expenses to AT&T s external costs and expenses. Management believes these allocations are reasonable. However, the costs of these services charged to Solutions are not necessarily indicative of the costs that would have been incurred if Solutions had performed these functions as a stand-alone entity.

     The financial information included herein may not necessarily reflect the financial position, results of operations, changes in shareowner's investment and cash flows of Solutions in the future or amounts that would have been reported had it been a separate, stand-alone entity during the periods presented.

     CASH - Solutions places its cash with what it believes to be high credit quality institutions. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation limit.

     REVENUE RECOGNITION - Solutions recognizes revenue as services are performed.

     PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repair costs are expensed as incurred. Equipment under capital leases is recorded at the present value of minimum lease payments. Amortization is calculated on a straight-line basis over the lease term. For property and equipment retired or sold, the gain or loss is recognized in other income.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

     INCOME TAXES - Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. A deferred tax valuation allowance is established if it is more likely than not that all or a portion of Solutions deferred tax assets will not be realized.

     DIVIDEND POLICY - Dividend amounts may be reduced to preserve or build up a retained earnings level of 5% of total equity. Regular dividends are declared and payable within 45 days of the end of the corresponding net income reporting period. In general, dividend payments will be made annually, based on annual actual net income. However, if the annual budgeted net income exceeds a threshold of $200, dividend payments that year will be made quarterly, based on quarterly actual net income.

     SOFTWARE DEVELOPMENT COSTS - Research and development expenditures are charged to expense as incurred. Development costs of software are capitalized and recorded in property and equipment. Amortization of the capitalized amounts is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product, generally not exceeding four years. At December 31, 1997 and 1996 the cost of capitalized software was $6,273 and $6,273, respectively. Accumulated amortization was $5,234 and $4,196 as of December 31, 1997 and 1996, respectively.

     CURRENCY TRANSLATION - Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated to U.S. dollars at year-end exchange rates. Translation adjustments are accumulated and reflected as a separate component of shareowner's investment. Revenue and expenses are translated monthly using the exchange rate on the last day of the month.

3.   INCOME TAXES:

     Deferred income tax liabilities represent federal and state income taxes the Company expects to pay in future periods. Similarly, deferred tax assets are recorded for expected reductions in income taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities, primarily the allowance for credit losses.

     The following table shows the principal reasons for the difference between the effective tax rate and the United States federal statutory income tax rate (in thousands):


                                                                  1997           1996           1995
     Federal income tax at statutory rate of 35%                $13,766        $14,480        $ 2,166
     State income taxes, net of federal income tax effect         1,363          1,434            215
     Other                                                           69            130             98
                                                                -------        -------        -------
                                                                $15,198        $16,044        $ 2,479
                                                                -------        -------        -------
                                                                -------        -------        -------
     Effective income tax rate                                       39%            39%            40%
                                                                -------        -------        -------
                                                                -------        -------        -------


The provision for income taxes consists of the following (in thousands):


                                                                   1997           1996           1995
     Currently payable:
       Federal                                                  $ 7,582        $ 4,023        $ 4,622
       State                                                      1,220            647            744
                                                                -------        -------        -------
                                                                  8,802          4,670          5,366
     Deferred federal and state provision                         6,396         11,374         (2,887)
                                                                -------        -------        -------

     Provision for income taxes                                 $15,198        $16,044        $ 2,479
                                                                -------        -------        -------
                                                                -------        -------        -------


     The amounts of the net deferred tax assets and liabilities at December 31 are as follows (in thousands):


                                                                                  1997           1996

       Allowance and reserves                                                  $  (789)       $(4,930)
       Property and equipment                                                   16,903         14,649
                                                                               -------        -------
       Deferred income tax liabilities, net                                    $16,114         $9,719
                                                                               -------        -------
                                                                               -------        -------


     The Company's operations are included in AT&T's consolidated tax return. under a tax-sharing arrangement between AT&T and its affiliates, the amount of tax due AT&T is based on the contribution each company makes to AT&T's consolidated taxable income as if it was a stand-alone company. the current liability is netted against amounts due from AT&T.

     A valuation allowance against deferred tax assets must be recorded if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. no valuation allowance has been recorded as of December 31, 1997 and 1996.

4.   PROPERTY AND EQUIPMENT:

     Details of property and equipment at December 31 are as follows (in thousands):


                                                           1997         1996
     Machinery, electronic and other equipment           $106,321     $ 99,720
     Computer software development cost                     6,273        6,273
     Furniture and fixtures                                20,069       19,226
     Land and improvements                                  4,670        4,670
     Buildings and leasehold improvements                  47,229       45,070
                                                         --------     --------
                                                          184,562      174,959
     Less:  accumulated depreciation and amortization     (97,351)     (89,478)
                                                         --------     --------

     Property and equipment, net                         $ 87,211     $ 85,481
                                                         --------     --------
                                                         --------     --------


5.   LEASE COMMITMENTS:

     Solutions leases certain facilities and equipment used in its operations under noncancelable leases which expire at various dates through December 31, 2008.

     Solutions also leases its office building in Jacksonville, Florida; Ft. Lauderdale, Florida; Tucson, Arizona; San Jose, California; Jacksonville, North Carolina; Chattanooga, Tennessee; Lubbock, Texas; Killeen, Texas; Willowdale, Ontario Canada; and Nova Scotia, Canada, under noncancelable operating leases expiring through December 31, 2008.

     At December 31, 1997, the total minimum rental commitments under noncancelable leases were as follows (in thousands):


                                                          CAPITAL    OPERATING
                                                           LEASES      LEASES
     1998                                                 $   447     $ 11,854
     1999                                                     447       12,453
     2000                                                     447       10,574
     2001                                                     447        7,728
     2002                                                     447        6,734
     Thereafter                                             2,016       22,296
                                                          -------     --------
       Total minimum lease payments                         4,251     $ 71,639
                                                                      --------
                                                                      --------

     Amounts representing interest                         (1,498)
                                                          -------

     Present value of net minimum lease payment           $ 2,753
                                                          -------
                                                          -------


     Total rental expense recorded under noncancelable operating leases was $18,376, $15,580 and $13,891 in 1997, 1996 and 1995, respectively. Total lease payments made under capital lease obligations were approximately $269, $0 and $0 in 1997, 1996 and 1995, respectively.

6.   TRANSACTIONS WITH AT&T AND AT&T Subsidiaries:

     AT&T and AT&T subsidiaries provided approximately 69%, 71% and 74% in 1997, 1996 and 1995, respectively, of Solutions' total operating revenues primarily through customer care and employee care teleservices. Allocated operating expenses to Solutions from AT&T and AT&T subsidiaries were approximately 7%, 7%, and 3% of total operating expenses in 1997, 1996 and 1995, respectively. Those allocated operating expenses were for telecommunication services, property management and office rental, employee benefits and purchasing services.



7.   CONTINGENCIES:

     With respect to lawsuits, proceedings and other claims pending at year-end, it is the opinion of management, based upon the advice of counsel, that after final disposition, any monetary liability or financial impact to Solutions beyond that provided at year-end would not be material to its financial position or results of operations.

8.   SALE OF AT&T SOLUTIONS CUSTOMER CARE:

     Effective March 3, 1998, AT&T sold all of the shares of Solutions to MATRIXX Marketing, Inc. (MATRIXX), a subsidiary of Cincinnati Bell, Inc.

9.   EMPLOYEE BENEFIT PLANS:

     The following employee benefit plans represent the plans sponsored by AT&T at December 31, 1997:

     PENSION PLAN - The Company's employees participate in a noncontributory defined benefit pension plan sponsored by AT&T. Benefits for management employees are principally based on career-average pay while benefits for occupational employees are not directly related to pay. Pension contributions are principally determined using the aggregate cost method and are primarily made to trust funds held for the sole benefit of plan participants. The Company is allocated its portion of the expense annually. Information regarding the portion of the plan attributable to the Company is not available.

     SAVINGS PLANS - The Company, through AT&T, sponsors savings plans for the majority of employees. The plans allow employees to contribute a portion of their pretax and/or after-tax income in accordance with specified guidelines. AT&T matches a percentage of the employee contributions up to certain limits. The Company is allocated its portion of the expense annually. Information regarding the portion of the plan attributable to the Company is not available.

     POSTRETIREMENT BENEFITS - The Company, through AT&T, provides postretirement benefits including health care benefits, life insurance coverage and telephone concessions for certain of its employees. The Company is allocated its portion of the expense annually. Information regarding the portion of the plan attributable to the Company is not available.

     POSTEMPLOYMENT BENEFITS - The Company, through AT&T, provides estimated future postemployment benefits, including separation payments, during the years employees are working and accumulating these benefits, and for disability payments when the disabilities occur for certain of its employees. AT&T has recognized an accumulated liability, however, the Company is allocated its portion of the expense annually.

10.  BUSINESS RESTRUCTURING:

     In the fourth quarter of 1995, AT&T approved a restructuring plan for Solutions. The restructuring plan resulted in the reorganization of management functions at certain operating divisions and facilities. Solutions recorded a special charge which reduced net income by $22,300. The charge included $11,500 in non-cash property and equipment write-downs related to certain operating facilities and $10,800 in severance pay under existing severance plans. All charges were paid during 1996.

11.  AMOUNTS DUE FROM AT&T:

     The amounts due from AT&T for the years 1997, 1996 and 1995 are as follows:


                                             1997            1996          1995
     Inter entity revenues                $ 288,107       $ 267,541     $ 250,440
     Inter entity expenses                  (38,670)        (43,783)      (57,842)
     Income taxes due to parent             (18,838)        (10,035)       (5,366)
     Net cash received                     (206,503)       (181,733)     (161,335)
                                          ---------       ---------     ---------
                                          $  24,096       $  31,990     $  25,897
                                          ---------       ---------     ---------
                                          ---------       ---------     ---------


CINCINNATI BELL INC.
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                                                           Pages

Overview of the Unaudited Pro Forma Condensed Consolidated Financial
  Statements                                                                F-14


Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
  December 31, 1997                                                         F-15


Unaudited Pro Forma Condensed Consolidated Statement of Income for the
  year ended December 31, 1997                                              F-16


Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements    F-17

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           FOR CINCINNATI BELL INC.



The following unaudited pro forma condensed consolidated financial statements of Cincinnati Bell Inc. (the Company) give effect to the acquisition of AT&T Solutions Customer Care (Transtech). The unaudited pro forma financial statements are filed by way of an amendment to the Company's Current Report on Form 8-K filed on March 17, 1998, which describes the acquisition of Transtech.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1997 reflects the audited historical statements of income for the Company and the audited historical statements of income of Transtech for the year then ended as if the acquisition occurred on January 1, 1997. The unaudited pro forma condensed balance sheet at December 31, 1997 reflects the audited historical balance sheet of the Company and the audited historical balance sheet of Transtech as if the acquisition had occurred on December 31, 1997.

The unaudited pro forma condensed consolidated financial statements are a presentation of the historical results with accounting and other adjustments. The unaudited pro forma condensed financial statements (i) do not reflect the effects of any anticipated changes to be made by the Company to its historical operations; (ii) are presented for informational purposes only; and (iii) should not be construed to be indicating the results of operations or the financial position of the Company that actually would have occurred had the acquisition of Transtech been consummated as of the date indicated, or the results of operations or the financial position of the Company in the future.

The unaudited pro forma condensed consolidated financial statements reflect the acquisition using the purchase method of accounting. The acquired assets and liabilities of Transtech are stated at values representing the allocation of the purchase price based upon the estimated fair market values at the date of acquisition. The unaudited pro forma financial statements also reflect the amortization of goodwill and other intangibles resulting from the acquisition as well as the financing of, and interest expense related to, the acquisition.

The following unaudited pro forma condensed consolidated financial statements and accompanying notes are qualified in their entirety by reference to, and should be read in conjunction with, the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations included in its Annual Report on Form 10-K for the year ended December 31, 1997, and the audited financial statements of Transtech as of and the year ended December 31, 1997, which are included within this filing.

                             CINCINNATI BELL INC.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                            (Millions of Dollars)



                                                         Historical           Historical    Pro Forma
                                                     Cincinnati Bell Inc.     Transtech     Adjustments       Pro Forma
                                                     --------------------     ---------     -----------       ---------
ASSETS
Current Assets
 Cash and cash equivalents                                 $    9.9                                           $     9.9
 Receivables, net                                             350.8            $   63.5     $  (20.2)(5)          394.1
 Deferred income taxes                                         24.6                  .8          (.8)(6)           24.6
 Prepaid and other current assets                              64.7                 2.2                            66.9
                                                           --------            --------     --------          ---------

    Total current assets                                      450.0                66.5        (21.0)             495.5

Property, plant and equipment, net                            703.2                87.2         24.4(1)           814.8
Goodwill and intangibles, net                                 195.0                            494.0(1)           689.0
Investments in unconsolidated entities                         77.6                                                77.6
Deferred charges and other assets                              72.9                             16.2(3)            89.1
                                                           --------            --------     --------          ---------

Total Assets                                               $1,498.7            $  153.7     $  513.6          $ 2,166.0
                                                           --------            --------     --------          ---------
                                                           --------            --------     --------          ---------

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
 Debt maturing in one year                                 $  190.6            $     .2     $  632.0(4)       $   822.8
 Payables and other current  liabilities                      344.3                59.0                           403.3
                                                           --------            --------     --------          ---------

    Total current liabilities                                 534.9                59.2        632.0            1,226.1

Long-term debt                                                269.2                 2.5                           271.7
Deferred income taxes                                          12.7                16.9        (16.9)(6)           12.7
Other long-term liabilities                                   102.2                                               102.2
                                                           --------            --------     --------          ---------

    Total liabilities                                         919.0                78.6        615.1            1,612.7

Shareowners' Equity
 Common shares                                                136.1                                               136.1
 Additional paid-in capital                                   229.8                51.9        (51.9)(7)          229.8
 Retained earnings                                            217.7                24.1        (24.1)(7)          191.3
                                                                                               (26.4)(3)
 Currency translation adjustments                              (3.9)                (.9)          .9(7)            (3.9)
                                                           --------            --------     --------          ---------

    Total shareowners' equity                                 579.7                75.1       (101.5)             553.3
                                                           --------            --------     --------          ---------

Total Liabilities and Shareowners' Equity                  $1,498.7            $  153.7     $  513.6          $ 2,166.0
                                                           --------            --------     --------          ---------
                                                           --------            --------     --------          ---------


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                          CINCINNATI BELL INC.
     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE YEAR ENDED DECEMBER 31, 1997
            (Millions of Dollars, Except Per Share Amounts)



                                                         Historical           Historical    Pro Forma
                                                     Cincinnati Bell Inc.     Transtech     Adjustments       Pro Forma
                                                     --------------------     ---------     -----------       ---------
Revenues                                                   $1,756.8            $  402.4                       $ 2,159.2


Costs and expenses excluding special items                  1,429.7               364.0     $   23.5(2)         1,817.2
                                                           --------            --------     --------          ---------


Operating income excluding special items                      327.1                38.4        (23.5)             342.0

Special items                                                  14.0                                                14.0
                                                           --------            --------     --------          ---------

Operating income                                              313.1                38.4        (23.5)             328.0

Other income (expense), net                                    19.3                 1.1                            20.4
Interest expense                                               35.5                  .2         36.3(4)            72.0
                                                           --------            --------     --------          ---------

Income before income taxes                                    296.9                39.3        (59.8)             276.4

Income taxes                                                  103.3                15.2        (22.6)(2)(4)        95.9
                                                           --------            --------     --------          ---------

Income from continuing operations                          $  193.6            $   24.1     $  (37.2)         $   180.5
                                                           --------            --------     --------          ---------
                                                           --------            --------     --------          ---------

Earnings Per Common Share:
  Income from continuing operations
  Basic                                                       $1.43                                               $1.34

  Diluted                                                     $1.41                                               $1.31


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following notes identify the pro forma adjustments made to the historical amounts in the unaudited pro forma condensed consolidated financial statements:



(1) The adjustments to the unaudited pro forma condensed consolidated balance sheet give effect to the Company's allocation of the Transtech purchase price to the tangible and intangible assets acquired, based on an appraisal. The purchase price of $632.0 million was based on the contract purchase price of $625 million in cash and other direct acquisition costs estimated to be approximately $7.0 million. Any adjustment from these acquisition cost estimates to actual costs will be recorded later in 1998 as an adjustment to goodwill, as will any adjustment to the $625 million purchase price that results from the settlement of the closing balance sheet purchase price adjustment called for in the acquisition agreement. The Company's allocation of the Transtech purchase price of $632.0 million is as follows: acquired contracts - $68.2 million; in-process research and development - $42.6 million; assembled workforce - $11.4 million; internally-developed software - $4.4 million; fair value of other tangible assets acquired - $91.0 million (includes the $20.0 million excess of the fair value of acquired property over the historical book value); and goodwill - $414.4 million.

(2) The adjustments to the unaudited pro forma condensed consolidated statement of income give effect to the amortization of intangible assets acquired and the related income tax benefits at a rate of 37.8%. Assigned lives for intangible assets are as follows: acquired contract - eight years; assembled workforce - fifteen years; and goodwill - thirty years. Assigned lives for property and equipment are as follows: software and personal computers - three years; equipment - five years; and buildings - thirty years.

(3) The Company assigned $42.6 million of the purchase price to acquired research and development costs resulting in a reduction to pro forma retained earnings. The after-tax effect of these costs is $26.4 million, net of $16.2 million of deferred income tax benefits, which will be reflected as an expense in the Company's financial reporting for the period in which the acquisition occurred. This one-time charge has been excluded from the unaudited pro forma condensed consolidated income statement.

(4) The acquisition and associated costs were financed entirely through short-term variable rate commercial paper. Interest expense on the debt has been recorded through a pro forma adjustment to the unaudited pro forma condensed consolidated statement of income, at the current rate for the commercial paper that was issued to finance the acquisition of 5.75%. The related income tax benefit has been recorded at a rate of 37.8%. A 1/8% change in the interest rate from that used in the pro forma adjustment would change the related interest expense by $.8 million.

(5) Eliminates from the unaudited pro forma condensed consolidated balance sheet a Transtech intercompany receivable from AT&T that was not acquired by the Company.

(6) Eliminates from the unaudited pro forma condensed consolidated balance sheet the deferred tax asset and liability that will not carry over to the Company since the Company has elected under the Internal Revenue Service Code Section 338(h)(10) to treat the stock acquisition as an asset acquisition.

(7) This adjustment eliminates the historical Transtech capital structure from the unaudited pro forma condensed consolidated balance sheet.

(8) During 1997, the Company recorded a one-time, non-cash extraordinary charge of $210.0 million (which is net of a $129.2 million deferred tax benefit) for the discontinuation of Statement of Financial Accounting Standards No. 71. "Accounting for Certain Types of Regulation." This charge has not been reflected in the unaudited pro forma condensed consolidated statement of income.